EXHIBIT 99.B. Opinion and Consent of Michele M. Oneto, Esq.

[MASSMUTUAL FINANCIAL GROUP LETTERHEAD APPEARS HERE]

April 26, 2004

MML Bay State Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:	MML Bay State Variable Life Insurance registered on Form S-6
Post-Effective Amendment No. 16 to
Registration Statement No. 33-19605

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the Post-Effective Amendment No. 16 to Registration Statement No. 33-19605 under the Securities Act of 1933 for MML Bay State Life Insurance Company’s (“MML Bay State”), Flexible Premium Variable Whole Life Insurance Policies (the “Policies”). MML Bay State Variable Life Separate Account I issues the Policies.

As Counsel for Massachusetts Mutual Life Insurance Company, the parent company of MML Bay State, I provide legal advice to MML Bay State in connection with the operation of its variable products. In such role I am familiar with the registration statement for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MML Bay State is a valid and subsisting corporation, organized under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. MML Bay State Variable Life Separate Account I is a separate account validly established and maintained by MML Bay State in accordance with Connecticut law.

3. All of the prescribed corporate procedures for the issuance of Variable Life Plus Policies have been followed, and all applicable state laws will be complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ Michele M. Oneto

Michele M. Oneto

Counsel

Massachusetts Mutual Life Insurance Company